      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               ROSS SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                      CALIFORNIA                                               94-2170198
            (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                               Identification Number)

                         2 CONCOURSE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                                 (770) 351-9600
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 DENNIS V. VOHS
                            CHIEF EXECUTIVE OFFICER
                               ROSS SYSTEMS, INC.
                         2 CONCOURSE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                                 (770) 351-9600
(Name, address, including zip code and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                              ROBERT B. JACK, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300
                              FAX: (650) 845-5000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the several selling shareholders may decide.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
----------

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF EACH CLASS                    AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
         OF SECURITIES TO BE REGISTERED              REGISTERED(2)          SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, no par value.......................      1,995,510            $5.0625           $10,102,270            $2,981

(1) Estimated solely for the purpose of computing the amount of the Registration fee pursuant to Rule 457. Based on the last reported sale price for the Company's Common Stock on July 2, 1998.

(2) Shares issuable upon conversion of subordinated debentures (and interest accrued thereon) in the principal amount of $4,000,000 issued by the Registrant to certain accredited investors in a private placement transaction. See "Selling Shareholders" for a description of certain assumptions made by the Registrant to determine the number of shares of Common Stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Common Stock issued either as a result of the provisions of the subordinated debentures pursuant to which the Common Stock will be issued or by reason of a reduction in the conversion price of the subordinated debentures in accordance with the terms thereof are deemed to be registered herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION DATED JULY 7, 1998

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               ROSS SYSTEMS, INC.

                                  COMMON STOCK

    This Prospectus relates to the offering by certain investors (the "Selling Shareholders") of (i) shares (the "Conversion Shares") of common stock, no par value (the "Common Stock") issuable upon conversion of convertible subordinated debentures in the principal amount of $4,000,000 (the "Debentures") issued by Ross Systems, Inc. (the "Company" or "Ross") and (ii) an additional indeterminate number of shares of Common Stock (the "PIK Shares") that may be issued as interest accrued on the Debentures. The Conversion Shares and the PIK Shares collectively are referred to herein as the "Securities." The number of Conversion Shares and PIK Shares offered for resale hereby will be determined by formulae set forth in the Debentures (see "Selling Shareholders").

    The Securities may be sold from time to time through brokers, to dealers acting as principals, directly to purchasers in negotiated transactions, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the Selling Shareholders. Sales may be made at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."

    None of the proceeds from the sale of the Securities by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders."

    On July 2, 1998, the last sale price of the Company's Common Stock on the Nasdaq National Market was $5.0625 per share (symbol ROSS).

    THE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 4.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS       , 1998.

                             AVAILABLE INFORMATION

    As used in this Prospectus, unless the context otherwise requires, the terms "Ross" and the "Company" mean Ross Systems, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy statements and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

    The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed March 22, 1991.

    Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended by the Annual Report on Form 10-K/A filed on April 30, 1998 (collectively, the "Form 10-K Report").

    Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1997, December 31, 1997 and March 31, 1998 (the "Form 10-Q Reports").

    Current Report on Form 8-K filed January 28, 1998.

    Current Report on Form 8-K filed February 12, 1998.

    Current Report on Form 8-K filed May 6, 1998.

    Current Report on Form 8-K filed July 2, 1998.

    Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Ross Systems, Inc. at its principal offices located at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328, telephone (770) 351-9600, attention: Chief Financial Officer.

                                  RISK FACTORS

    An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

    HISTORY OF LOSSES. In each of fiscal 1994, 1995, 1996 and 1997 the Company incurred operating losses and net losses. In the third quarter of fiscal 1998 and for the period from July 1, 1997 to March 31, 1998, the Company operated profitably. There can be no assurance that the Company will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations" in the Company's Form 10-K Report and Form 10-Q Reports.

    FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced significant quarterly fluctuations in operating results and anticipates that such fluctuations may occur in the future. See quarterly financial information contained in Note 15 to the Consolidated Financial Statements in the Form 10-K Report. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. The Company generally ships orders as received and, as a result, typically has little or no backlog. Historically, the Company has often realized a substantial portion of its software product license revenues in the last two weeks of a quarter. Due to the Company's relatively low cost of incremental software product license revenues, any shortfall or delay in software product license revenues has an immediate and substantial impact on profitability in the quarter. Operating results may also fluctuate due to factors such as the demand for the Company's products, the size and timing of customer orders, the introduction of new products and product enhancements by the Company or its competitors, changes in the proportion of revenues attributable to software product licenses versus consulting and other services, changes in the level of operating expenses, and competitive conditions in the industry. Many of the factors that could result in quarterly fluctuations are not within the Company's control. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. During the period including fiscal 1997 and 1998 through the date of this prospectus, the market prices of the Common Stock have ranged from a high of $9.75 to a low of $1.75.

    LIQUIDITY AND CAPITAL RESOURCES. In fiscal 1996 and 1997 and for the period from July 1, 1997 to March 31, 1998, the Company used cash of $12.4 million, $7.1 million and $2.6 million, respectively, for operations and for investments in capitalized software, property and equipment. At June 18, 1998, the Company had cash deposits of $1.4 million and total borrowings of $1.1 million against a $15 million revolving credit facility. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of the Company and availability is based on eligible accounts receivable, as determined in the lender's sole discretion. Based on eligible accounts receivable at June 18, 1998, the Company's borrowing power under the revolving credit facility, combined with the Company's cash and cash equivalents, was $10.4 million.

    In fiscal 1995, 1996 and 1997, the Company issued equity securities to finance its operations. These issuances have increased the number of Common and Common equivalent shares outstanding by approximately 53% since the end of fiscal 1995. On February 6, 1998, the Company entered into an agreement with the Selling Shareholders relating to a private placement of the Debentures in the aggregate principal amount of up to $10,000,000 pursuant to Regulation D promulgated under the Securities Act of 1933, as amended. The Selling Shareholders invested $6,000,000 at the closing on February 6, 1998, and invested $4,000,000 on June 16, 1998. Substantially all of proceeds from the Debenture financing have been used to improve the Company's balance sheet and lower its debt service expense. Because the number of Securities to be issued by the Company is based on conversion formulae which are set forth in the Debentures issued on February 6, 1998 and June 16, 1998 (collectively, the "Aggregate Debentures") and therefore is not fixed, it is not possible to determine the increase in the number of shares of Common and Common stock equivalent shares outstanding as a result of the issuance of such shares of Common Stock. However, the percentage increase could be greater than 20%.

    INTERNATIONAL SALES. The Company derived approximately 33%, 31%, 33% and 33% of its total revenues from international sales in fiscal 1995, 1996, 1997 and for the period from July 1, 1997 to March 31, 1998, respectively, and expects that such sales will continue to generate a significant percentage of total revenues. Pacific Rim software product license revenues were $4.1 million and $3.2 million for fiscal year 1997 and the period from July 1, 1997 to March 31, 1998, respectively. Pacific Rim software product license revenue is heavily concentrated with one distributor in Japan. There can be no assurance that this distributor will continue to distribute the Company's products beyond fiscal year 1999. To date, the Company has not sought to hedge the risks associated with currency fluctuations, but may engage in such transactions in the future in order to reduce its exposure to currency fluctuations. The Company is also subject to other risks associated with international operations, including tariff regulations, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Business--Marketing and Sales" in the Form 10-K Report and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" in the Form 10-K Report and the Form 10-Q Reports.

    RAPID TECHNOLOGICAL CHANGE; PRODUCT TRANSITIONS. The market for the Company's products is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. As a result, the Company's prospects depend upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products that take advantage of technological advances, and respond to new customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of its markets. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, the Company's business and results of operations will be materially and adversely affected. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, financial condition and results of operations. Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that errors will not be found in new products after commencement of commercial shipments, resulting in a loss of or delay in market acceptance. See "Business--Competition" in the Form 10-K Report.

    COMPETITION. The business applications software market is intensely competitive. Due to the breadth of the Company's product line, it competes with a broad range of applications software companies. The Company's primary competitors include the following: business application software providers which offer products on multiple platforms, such as Baan Company NV, Oracle Corporation, PeopleSoft, Inc. and SAP AG; and business applications software providers in vertical markets that offer products that compete with the Company's process manufacturing products, such as J.D. Edwards & Company, Marcam Solutions, Inc., QAD, Inc. and System Associates, Inc. Additionally, the Company faces competition from third party business application processing providers operating on minicomputers such as the IBM AS/400.

Many of the Company's competitors have substantially greater financial, technical, marketing and sales resources than the Company. See
"Business--Competition" in the Form 10-K Report.

    DEPENDENCE ON AND RELATIONSHIP WITH MICROSOFT. A significant portion of the Company's total revenues are derived from business application software products and related services for users of client/server computers. The Company's business therefore depends to a large extent on the success of client/server computers in the commercial marketplace. In particular, the Company believes that Microsoft's NT operating system plays and will continue to play an important role in the client/server market as the operating system secures a majority of new installations in the client/server environment due to its low cost and ease of use. The Company's business would be materially and adversely affected if commercial market share for client/server computers declined or if their installed customer base in this market eroded. The Company considers its close relationship with Microsoft in software product development activities to be strategic to the Company's business. The Company would be materially and adversely affected if Microsoft decided to terminate or significantly reduce its cooperation with the Company in these development activities, or to market products competitive with the Company's products.

    KEY EMPLOYEES. The Company's success depends on a number of its key employees, most of whom are not subject to employment contracts. The loss of the services of these key employees could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business--Employees" in the Form 10-K Report.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF TECHNOLOGY LITIGATION. The Company's success is dependent upon its proprietary technology and products. The Company regards its software as proprietary and, to date, has relied principally upon copyrights, trademarks, trade secrets and contractual restrictions to protect its proprietary technology. The Company currently has no patents. The Company generally enters into confidentiality agreements with employees and confidentiality and license agreements with its distributors, customers and potential customers, and limits access to and distribution of the source code to its software and other proprietary information. Under some circumstances, the Company grants licenses that give limited access to the source code of the Company's products which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach by others. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

    There has been substantial industry litigation regarding intellectual property rights of technology companies. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others, patent protection for software is still a developing area of law. The Company has, in the past, been subject to litigation related to alleged infringement by the Company of a third party's rights, which resulted not only in the Company incurring significant legal fees and settlement costs but also in a substantial diversion of management attention and a loss of software product license revenues due to prospective customer concerns related to such litigation. In the future, the Company may be subject to additional litigation to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse affect on the Company's business, results of operations and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all. See "Business--Proprietary Rights and Licenses" in the Form 10-K Report.

    SHARES ELIGIBLE FOR FUTURE SALE. Depending upon the date on which the Aggregate Debentures are converted and the market price for the Common Stock on such date, the number of Conversion Shares and PIK Shares issuable under the Aggregate Debentures to the Selling Shareholders could represent a significant percentage of the outstanding shares of Common Stock. Sale of the Conversion Shares and PIK Shares issuable under the Aggregate Debentures or the sale of shares of Common Stock after this offering in the public market could materially adversely affect the market price of the Common Stock.

    ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW. The Company is in the process of reincorporating from the State of California to the State of Delaware (the "Reincorporation"). Following the consummation of the Reincorporation, certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue up to 5,000,000 shares of Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting, specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company will be subject to certain provisions of Delaware law, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The possible issuance of Preferred Stock, the elimination of the right of stockholders to act by written consent without a meeting, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.

    ABSENCE OF DIVIDENDS. The Company has never declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future.

                              SELLING SHAREHOLDERS

    The following table sets forth certain information as of June 30, 1998 with respect to the beneficial ownership by the Selling Shareholders of shares of the Company's Common Stock. The Selling Shareholders purchased the Debentures from the Company in a private transaction in June 1998. The Securities offered by this Prospectus will be acquired by the Selling Shareholders upon conversion of the Debentures and as interest accrued on the Debentures. The Debentures are not convertible prior to October 14, 1998.

    The Debentures issued by the Registrant to each of the Selling Shareholders set forth the terms for conversion of the Debentures into the Conversion Shares and the terms of conversion of the interest accrued on the Debentures into the PIK Shares (the "Conversion Formulae"). A form of the Debentures has been filed as Exhibit 4.7 hereto. The number of shares of Common Stock issuable upon conversion and in connection with payments of interest in shares of Common Stock depends upon the "Market Price" of the Common Stock. "Market Price" is defined as the lesser of (i) the Maximum Conversion Price and (ii) 101% of the average of the two lowest closing bid prices of the Common Stock as reported by the Bloomberg Service for the thirty trading days immediately preceding the conversion date. The "Maximum Conversion Price" is defined as (a) $7.00 per share for the period ending on December 31, 1998 and (b) for the period beginning on January 1, 1999, 115% of the average closing bid price of the Common Stock over the 1998 calendar year, in each instance subject to certain adjustments. There is no maximum or minimum number of Conversion Shares or PIK Shares that may be issued pursuant to the Debentures. If the aggregate number of Conversion Shares and PIK Shares to be issued to the Selling Shareholders were to increase above the aggregate number of shares set forth in the table, this Prospectus will be amended to indicate the increased number. The Selling Shareholders may sell all, less than all or none of the shares of Common Stock. No Selling Shareholder is an affiliate of the Company or has held a position, office or had any other material relationship with the Company or any of its affiliates within the past three years except as a security holder of the Company.

                                                                           SHARES OWNED BEFORE
NAME                                                                         OFFERING(1)(2)
-------------------------------------------------------------------------  -------------------
Leonardo, L.P. ..........................................................         642,986(3)
c/o Angelo Gordon & Co., L.P.
245 Park Avenue--26th Floor
New York, NY 10167
Attn: Gary Wolf

GAM Arbitrage Investments, Inc. .........................................          85,937(4)
c/o Angelo Gordon & Co., L.P.
245 Park Avenue--26th Floor
New York, NY 10167
Attn: Gary Wolf

AG Super Fund International Partners, L.P. ..............................          85,937(4)
c/o Angelo Gordon & Co., L.P.
245 Park Avenue--26th Floor
New York, NY 10167
Attn: Gary Wolf

Ramius Fund, Ltd. .......................................................         349,643(5)
c/o Angelo Gordon & Co., L.P.
245 Park Avenue--26th Floor
New York, NY 10167
Attn: Gary Wolf

                                                                           SHARES OWNED BEFORE
NAME                                                                         OFFERING(1)(2)
-------------------------------------------------------------------------  -------------------
The Tail Wind Fund, Ltd. ................................................       1,172,044(6)
Windermere House
404 East Bay Street
P.O. Box SS-5539
Nassau, Bahamas

AGR Halifax Fund, Ltd. ..................................................       1,164,096(6)
c/o Citco Fund Services (Cayman Islands) Ltd.
Corporate Centre, West Bay Road
P.O. Box 31106 SMB, Grand Cayman
Cayman Islands, B.W.I.
Attn: Patrick Agemian

------------------------

(1) Each Selling Shareholder has the right to acquire the Conversion Shares and may acquire PIK Shares. The number of Conversion Shares shown in the table for each Selling Shareholder has been calculated assuming a conversion Market Price of $4.009 per share (101% of the Market Price assuming a conversion date of June 18, 1998) multiplied by a factor of two, because the number of shares issuable on conversion may increase without limit depending on the Market Price of the Common Stock at the time of conversion. If the Market Price on the relevant date(s) of conversion is greater than $4.009, fewer than half of the number of shares shown will be issued to the Selling Shareholders. The Company also has registered for resale an indeterminate number of shares of Common Stock which have been and may be issued as the PIK Shares.

(2) Assumes that all shares offered hereby are sold by the Selling Shareholders to non-affiliates of the Selling Shareholders.

(3) Includes 365,844 Conversion Shares and 311 PIK Shares being offered pursuant to this Prospectus.

(4) Includes 49,888 Conversion Shares and 42 PIK Shares being offered pursuant to this Prospectus.

(5) Includes 199,551 Conversion Shares and 170 PIK Shares being offered pursuant to this Prospectus.

(6) Includes 665,170 Conversion Shares and 566 PIK Shares being offered pursuant to this Prospectus.

                        DESCRIPTION OF EQUITY SECURITIES

    The authorized capital stock of the Company consists of 37,000,000 shares of Common Stock, no par value per share, (35,000,000 of which are designated as "Common Stock" and 2,000,000 of which are designated "Non-voting Common Stock") and 5,000,000 shares of Preferred Stock, no par value per share. As of June 30, 1998, 21,174,467 shares of Common Stock were outstanding, held of record by approximately 425 shareholders and no shares of Non-voting Common Stock were outstanding. As of June 30, 1998, the Aggregate Debentures in the principal amount of $8,481,000 were outstanding held of record by 6 Selling Shareholders (convertible into 4,221,004 shares of Common Stock based upon the assumptions set forth in footnote one to the table above). The interest accrued on the Aggregate Debentures is convertible into an indeterminate number of shares of Common Stock.

                              PLAN OF DISTRIBUTION

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Shareholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the Selling Shareholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

    Pursuant to the terms of the Registration Rights Agreement dated February 6, 1998 among the Company and each of the Selling Shareholders, the Company is obligated to keep the Registration Statement effective for the period ending thirty-six months after the initial effective date of the Registration Statement (which period will be extended by the number of days dispositions of Conversion Shares are suspended by the Company under the Registration Statement) or until the holder of Conversion Shares has completed the distribution of the Conversion Shares, whichever occurs first.

    There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

    The Company has agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock offered hereby. The Selling Shareholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby has been passed upon for Ross by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Mario M. Rosati, a Director and Assistant Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation and holds options to purchase 30,000 shares of Common Stock.

                                    EXPERTS

    The consolidated balance sheets as of June 30, 1996 and June 30, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, incorporated by reference in this Prospectus and Registration Statement from the Company's 1997 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 1995, and related schedule, have been incorporated by reference in this Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in this Prospectus and Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Information Incorporated by Reference.....................................    2
Risk Factors..............................................................    4
Selling Shareholders......................................................    8
Description of Equity Securities..........................................    9
Plan of Distribution......................................................   10
Legal Matters.............................................................   10
Experts...................................................................   10

                            ------------------------

                               ROSS SYSTEMS, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee................  $   2,576
Nasdaq National Market listing fee.................................     17,500
Printing and engraving expenses....................................      5,000
Legal fees and expenses............................................      4,500
Accounting fees and expenses.......................................     18,000
Miscellaneous......................................................      5,000
                                                                     ---------
    Total..........................................................  $  52,576
                                                                     ---------
                                                                     ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a directors' liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors' duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

    In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Company's Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

    Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

    The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

    The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16. EXHIBITS

      4.2(1)  Articles of Incorporation of Registrant, as amended
      4.3(2)  By-Laws of Registrant, as amended
      4.4(3)  Form of Convertible Securities Subscription Agreement between the Registrant and each Selling Shareholder.
      4.5(3)  Form of Subordinated Debenture Due February 6, 2003 issued by the Registrant to each Selling Shareholder on February 6, 1998.
      4.6(3)  Registration Rights Agreement among the Registrant and each Selling Shareholder.
      4.7     Form of Subordinated Debenture due February 6, 2003 issued by the Registrant to each Selling Shareholder on June 16, 1998.
      5.1     Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
     10.1(4)  Subscription Agreement dated December 29, 1995 between Registrant and Fletcher
              International Limited
     10.2(5)  Subscription Agreement dated June 28, 1996 between Registrant and Fletcher
              International Limited
     10.3(5)  Amendment No. 1 dated July 8, 1996 to the December 29, 1995 Subscription Agreement
              and the June 28, 1996 Subscription Agreement between Registrant and Fletcher
              International Limited
     10.4(6)  Amendment No. 2 dated June 10, 1997 to the December 29, 1995 Subscription Agreement
              and the June 28, 1996 Subscription Agreement between Registrant and Fletcher
              International Limited
     10.5(7)  The Ross Systems, Inc. 1998 Incentive Stock Option Plan
     10.6(8)  Warrant Exercise Notice between Registrant and Fletcher International Limited dated
              April 23, 1998
     10.7(8)  Series E Preferred Stock Conversion Notice between Registrant and Fletcher
              International Limited dated April 24, 1998
     10.8(9)  Lease Agreement dated January 9, 1998 for Registrant's facilities at Two Concourse
              Parkway, Suite 800, Atlanta, Georgia
     23.1     Consent of Coopers & Lybrand L.L.P., Independent Accountants
     23.2     Consent of KPMG Peat Marwick LLP, Independent Auditors
     23.3     Consent of KPMG, Independent Auditors
     23.4     Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
     24.1     Power of Attorney (included at page II-3)

------------------------

(1) Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.

(2) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.

(3) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K filed February 12, 1998.

(4) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1995 filed February 14, 1996.

(5) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed November 8, 1996.

(6) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1997 filed September 29, 1997.

(7) Incorporated by reference to Exhibit D of the Registrant's Definitive Proxy Statement filed October 8, 1997 for the Annual Meeting of Shareholders held on November 19, 1997.

(8) Incorporated by reference to the exhibits filed with the Registrant's Current Report on Form 8-K filed May 6, 1998.

(9) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed May 15, 1998.

ITEM 17. UNDERTAKINGS

    1.  The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that the undertakings set forth in paragraph (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    4.  The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 6, 1998.

                                ROSS SYSTEMS, INC.

                                By             /s/ ROBERT B. WEBSTER
                                     -----------------------------------------
                                                 Robert B. Webster,
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Dennis V. Vohs and Robert B. Webster, jointly and severally, his true and lawful attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Amendment, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

          SIGNATURE                       TITLE                  DATE
------------------------------  --------------------------  ---------------

                                Chairman of the Board and
      /s/ DENNIS V. VOHS          Chief Executive Officer
------------------------------    (Principal Executive       July 6, 1998
       (Dennis V. Vohs)           Officer)

                                Vice President, Chief
    /s/ ROBERT B. WEBSTER         Financial Officer
------------------------------    (Principal Financial and   July 6, 1998
     (Robert B. Webster)          Accounting Officer) and
                                  Secretary

    /s/ J. WILLIAM GOODHEW
------------------------------  Director                     July 6, 1998
     (J. William Goodhew)

     /s/ MARIO M. ROSATI
------------------------------  Director                     July 6, 1998
      (Mario M. Rosati)

------------------------------  Director
       (Bruce J. Ryan)

    /s/ J. PATRICK TINLEY
------------------------------  Director                     July 6, 1998
     (J. Patrick Tinley)

                               INDEX TO EXHIBITS

EXHIBITS

      4.2(1)  Articles of Incorporation of Registrant, as amended

      4.3(2)  By-Laws of Registrant, as amended

      4.4(3)  Form of Convertible Securities Subscription Agreement between the Registrant and each Selling Shareholder.

      4.5(3)  Form of Subordinated Debenture Due February 6, 2003 issued by the Registrant to each Selling Shareholder on February 6, 1998.

      4.6(3)  Registration Rights Agreement among the Registrant and each Selling Shareholder.

      4.7     Form of Subordinated Debenture due February 6, 2003 issued by the Registrant to each Selling Shareholder on June 16, 1998.

      5.1     Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

     10.1(4)  Subscription Agreement dated December 29, 1995 between Registrant and Fletcher
              International Limited

     10.2(5)  Subscription Agreement dated June 28, 1996 between Registrant and Fletcher
              International Limited

     10.3(5)  Amendment No. 1 dated July 8, 1996 to the December 29, 1995 Subscription Agreement
              and the June 28, 1996 Subscription Agreement between Registrant and Fletcher
              International Limited

     10.4(6)  Amendment No. 2 dated June 10, 1997 to the December 29, 1995 Subscription Agreement
              and the June 28, 1996 Subscription Agreement between Registrant and Fletcher
              International Limited

     10.5(7)  The Ross Systems, Inc. 1998 Incentive Stock Option Plan

     10.6(8)  Warrant Exercise Notice between Registrant and Fletcher International Limited dated
              April 23, 1998

     10.7(8)  Series E Preferred Stock Conversion Notice between Registrant and Fletcher
              International Limited dated April 24, 1998

     10.8(9)  Lease Agreement dated January 9, 1998 for Registrant's facilities at Two Concourse
              Parkway, Suite 800, Atlanta, Georgia

     23.1     Consent of Coopers & Lybrand L.L.P., Independent Accountants

     23.2     Consent of KPMG Peat Marwick LLP, Independent Auditors

     23.3     Consent of KPMG, Independent Auditors

     23.4     Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

     24.1     Power of Attorney (included at page II-3)

------------------------

(1) Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.

(2) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.

(3) Incorporated by reference to the exhibit filed with the Registrant's Current Report on Form 8-K filed February 12, 1998.

(4) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1995 filed February 14, 1996.

(5) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed November 8, 1996.

(6) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1997 filed September 29, 1997.

(7) Incorporated by reference to Exhibit D of the Registrant's Definitive Proxy Statement filed October 8, 1997 for the Annual Meeting of Shareholders held on November 19, 1997.

(8) Incorporated by reference to the exhibits filed with the Registrant's Current Report on Form 8-K filed May 6, 1998.

(9) Incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed May 15, 1998.